As Filed with the Securities and Exchange Commission on May 14, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE

SECURITIES ACT OF 1933

GARDNER DENVER, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	76-0419383
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

1500 Liberty Ridge Drive, Suite 3000

Wayne, Pennsylvania 19087

(Address, including zip code, of Principal Executive Offices)

Gardner Denver, Inc. Long-Term Incentive Plan, as Amended and Restated

(Full title of the Plan)

Brent A. Walters, Esq.

Vice President, General Counsel, Chief Compliance Officer and Secretary

Gardner Denver, Inc.

1500 Liberty Ridge Drive, Suite 3000

Wayne, Pennsylvania 19087

(Name and address of agent for service)

(610) 249-2000

(Telephone number, including area code, of agent for service)

Copy to:

William L. Cole, Esq.

Bryan Cave LLP

211 North Broadway, Suite 3600

St. Louis, Missouri 63102-2750

Phone: (314) 259-2000

Fax: (314) 259-2020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value, and preferred stock purchase rights (3)	2,250,000 shares	$60.03	$135,067,500	$15,478.74

1	This registration statement also covers an indeterminate number of additional shares of common stock of Gardner Denver, Inc. (the “Registrant”) that may be issued pursuant to the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”), by reason of stock splits, stock dividends, recapitalizations or similar transactions pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).
2	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act based on the average of the high and low sale prices of the Registrant’s common stock (“Common Stock”) as reported on the New York Stock Exchange on May 11, 2012.
3	Each share of Common Stock to be issued will also represent one preferred stock purchase right, as provided in the Amended and Restated Rights Agreement, dated January 17, 2005, between the Registrant and National City Bank as Rights Agent, as amended by Amendment No. 1 to the Amended and Restated Rights Agreement, dated October 29, 2009, between the Registrant and Wells Fargo Bank, National Association as Rights Agent. Such preferred stock purchase rights will not trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional registration fee.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by the Registrant to register an additional 2,250,000 shares of Common Stock that may be offered and sold to participants under the Plan. The Company has previously filed registration statements on Form S-8 (the “Prior Registration Statements”) relating to the issuance of shares of Common Stock under the Plan on November 12, 2008 (Registration No. 333-155305), June 2, 2004 (Registration No. 333-116108), May 21, 2001 (Registration No. 333-61314), August 3, 1999 (Registration No. 333-84397), as amended by post-effective amendment No. 1 filed on August 5, 1999 (Registration No. 333-84397), April 10, 1997 (Registration No. 333-24921), and April 11, 1995 (Registration No. 33-91088). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement. Statements contained in the Prior Registration Statements shall be deemed to be modified or superseded as set forth in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

There are 12,250,000 shares of Common Stock reserved for issuance under the Plan, of which 10,000,000 shares are registered under the Prior Registration Statements and 2,250,000 shares are registered under this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (File No. 001-13215) are incorporated by reference into this Registration Statement:

(i)	The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2011, filed February 27, 2012;

(ii)	The Registrant’s Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2012, filed May 4, 2012;

(iii)	The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2012, February 29, 2012, April 2, 2012 (excluding Item 7.01) and May 2, 2012 (excluding Item 7.01);

(iv)	The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s registration statement on Form 8-A/A1 dated August 25, 1997, the Registrant’s Current Report on Form 8-K filed with the SEC on January 21, 2005, and the Registrant’s Form 8-A/A dated October 29, 2009, including any amendment or report filed for the purpose of updating such description; and

(v)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A dated July 25, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Registrant and pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

All Securities to be offered are registered under Section 12 of the 1934 Act.

Item 5. Interests of Named Experts and Counsel.

Brent A. Walters, Esq., Vice President, General Counsel, Chief Compliance Officer and Secretary of the Registrant, has rendered an opinion as to the legality of the Common Stock (and the related preferred stock purchase rights) being registered hereby. Mr. Walters is paid a salary and bonus by the Registrant, participates in certain of the Registrant’s employee benefit plans, including the Plan, and owns shares of Registrant Common Stock, options to purchase shares of Registrant Common Stock and restricted stock units under the Plan.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of actions by or in right of the corporation, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s certificate of incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the request of the Registrant as a director or officer for another entity) while serving in such capacity will be indemnified and held harmless by the Registrant to the full extent authorized by Delaware law. The certificate of incorporation also provides that no director will be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. A director, however, will be liable to the extent provided by applicable law for:

1.	any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders;

2.	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

3.	violations of Section 174 of the Delaware General Corporation Law; or

4.	any transaction from which the director derived an improper personal benefit.

The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against certain claims asserted against him or her and liabilities incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power or the obligation to indemnify him against such liability under the provisions of the Registrant’s certificate of incorporation and by-laws.

The Registrant has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require the Registrant to indemnify the officers and directors to the fullest extent permitted by law and to advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Registrant must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements, and cover executive officers and directors under the Registrant’s directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Registrant’s certificate of incorporation and by-laws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by the stockholders to eliminate the rights it provides. Such unilateral action is possible with respect to the relevant provisions of the by-laws, at least as to prospective elimination of such rights.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chester, Commonwealth of Pennsylvania, on this 14th day of May, 2012.

GARDNER DENVER, INC.

By:	/s/ Brent A. Walters
Brent A. Walters
Vice President, General Counsel, Chief Compliance Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry L. Pennypacker* Barry L. Pennypacker	President, Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2012

/s/ Michael M. Larsen* Michael M. Larsen	Vice President and Chief Financial Officer (Principal Financial Officer)	May 14, 2012

/s/ David J. Antoniuk* David J. Antoniuk	Vice President and Corporate Controller (Principal Accounting Officer)	May 14, 2012

/s/ Diane K. Schumacher* Diane K. Schumacher	Chairperson of the Board and Directors	May 14, 2012

/s/ Michael C. Arnold* Michael C. Arnold	Director	May 14, 2012

/s/ Donald G. Barger, Jr.* Donald G. Barger, Jr.	Director	May 14, 2012

/s/ John D. Craig* John D. Craig	Director	May 14, 2012

/s/ Raymond R. Hipp* Raymond R. Hipp	Director	May 14, 2012

Signature	Title	Date

/s/ David D. Petratis* David D. Petratis	Director	May 14, 2012

/s/ Charles L. Szews* Charles L. Szews	Director	May 14, 2012

/s/ Richard L. Thompson* Richard L. Thompson	Director	May 14, 2012

*By:	/s/ Brent A. Walters
Brent A. Walters, Attorney-in-fact pursuant to power of attorney

EXHIBIT INDEX

Exhibit Number	Exhibit
4.1	Certificate of Incorporation of Gardner Denver, Inc., as amended on May 3, 2006, filed as Exhibit 3.1 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed May 3, 2006, and incorporated herein by reference

4.2	Amended and Restated Bylaws of Gardner Denver, Inc., filed as Exhibit 3.2 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed August 4, 2008, and incorporated herein by reference

4.3	Amended and Restated Rights Agreement, dated as of January 17, 2005, between Gardner Denver, Inc. and National City Bank as Rights Agent, filed as Exhibit 4.1 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed January 21, 2005, and incorporated herein by reference

4.4	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of October 29, 2009, between Gardner Denver, Inc. and Wells Fargo Bank, National Association as Rights Agent, filed as Exhibit 4.2 to Gardner Denver, Inc.’s Current Report on Form 8-K, filed October 29, 2009, and incorporated herein by reference

5.1*	Opinion of Brent A. Walters, Esq.

23.1*	Consent of KPMG LLP

23.2*	Consent of Brent A. Walters, Esq. (included in Exhibit 5.1 hereto)

24.1*	Power of Attorney

99.1	Gardner Denver, Inc. Long-Term Incentive Plan As Amended and Restated, filed as Appendix A to Gardner Denver, Inc.’s Definitive Proxy Statement for the 2012 Annual Meeting of Shareholders, filed on March 15, 2012, and incorporated herein by reference

*	Denotes filed or furnished herewith.